Exhibit 2.1
CODE OF ETHICS

INCAPITAL ASSET MANAGEMENT LLC
&
INCAPITAL UNIT TRUST

Incapital Asset Management LLC and Incapital Unit Trust (collectively, “Incapital") shall avoid any conflict of interest between the interests of its client(s) and the interests of Incapital, its officers, directors and employees. This Code of Ethics (the "Code") is based on the principle that, under regulations, Incapital owes a fiduciary duty to its clients.  All employees should adhere to the highest ethical, business and legal standards in performing their duties and responsibilities and when representing Incapital both in and out of the office.

As reference, Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act") and section 17(j) of the Investment Company Act of 1940 (the "1940 Act") and Rule 17j-1 address potential conflicts arising from the personal investment activities of advisory and investment company personnel. This Code is intended to address these regulations.

This Code is drafted broadly and represents the firm's effort not only to meet but also to exceed the requirements of law and industry practice in a manner consistent with the firm's high standard of business conduct.  In certain instances, portions of this Code may also be addressed in Incapital’s written Supervisory Procedures, and Compliance Manual and/or Employee Handbook.  In the event of an ambiguity between the provisions of this Code and the provisions contained in the Supervisory Procedures or Compliance Manual or Employee Handbook or if you are uncertain as to the scope or applicability of a particular provision, please contact the Legal and Compliance Department.  Likewise, every business situation and problem that presents an ethical or legal dilemma cannot be anticipated in this Code.  Therefore, when a situation arises which the employee questions, please contact the Legal and Compliance Department.

Please note that we may, from time to time, issue ethical policies or guidance memoranda relevant to the operations of Incapital. This Code should be read in conjunction with any additional ethical policies or guidance memoranda as well as the Supervisory Procedures, Compliance Manual and Employee Handbook.

The Code may be found electronically on the firm’s intranet or obtained in hardcopy through the employee’s Designated Supervisor.  Employees will be notified of all amendments or revisions so they may remain current and comply with the Code.

I. WE ACT ETHICALLY

It is the policy of Incapital that all employees should adhere to the highest ethical, business and legal standards in performing their duties and responsibilities and when representing Incapital both in and out of the office.  This Code sets forth several policies to provide guidance concerning the legal and ethical standards that employees are expected to follow.  Accordingly, no person subject to the Code may engage in any conduct that is deceitful, fraudulent or misleading in connection with the implementation of an investment strategy, or the purchase or sale of any investment, for a client.

No person may place his or her own interests ahead of the interests of clients or engage in any transaction which interferes with, derives undue benefit, deprives a client of an investment opportunity, or is inconsistent with the investments undertaken for a client. In this regard, no person may use information concerning the investments recommended or made for clients for his or her personal benefit or gain in a manner detrimental to Incapital’s clients.

All persons subject to the Code must comply with the Advisers Act applicable provisions of 1940 Act, and other applicable federal securities laws.  No person subject to the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client may:

i.	employ any device, scheme, or artifice to defraud the client
ii.
make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the client regarding a material fact

iii.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client
iv.	engage in any manipulative practice with respect to the client

Persons covered by this Code must adhere to its general principles as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny activity that indicates a pattern of abuse of the individual's fiduciary duties to its Clients. In addition, a violation of the general principles of the Code may constitute disciplinary action, including possible termination.  Employees are required to report any suspected violation of the Code to the firm’s Legal and Compliance Department.  Employees are also required to acknowledge that they have read, understand and will comply with the provisions of the Code as well as all amendments thereto.

II. DEFINITIONS

When used in the Code, the following terms have the meanings described below:

A.
Access Person.  An Access Person is any employee who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

B.
Security. Security is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership or limited liability membership interest, and includes any right to acquire any security (an option or warrant, for example).

C.
Beneficial Interest. You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).

D.
Initial Public Offering.  An initial public offering is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

E.
Limited Offering.  A limited offering is an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506.

III. APPLICATION OF THE CODE

The compliance procedures contained in the Code apply to all employees, officers and directors of Incapital.  If an employee makes, or participate in making, investment decisions or recommendations for clients or are involved in trading, research, administrative or other functions, additional restrictions may apply as indicated in the Code and the applicable procedures.  Such persons include, but are not limited to the following:

i.	Surveillance Analysts of the client portfolios
ii.	Traders who trade on behalf of clients
iii.	Support staff and administrative assistants working directly with Surveillance Analysts or Traders who are deemed “Access Persons”

IV. RESTRICTIONS

A.	Outside Securities Accounts

Employees of Incapital and members of their immediate household who seek to have an interest in a securities brokerage or commodities account outside (“outside account”) of Incapital must submit a request in writing to the employee’s Supervisor and the Legal and Compliance Department.  Each employee must receive approval in writing from the Legal and Compliance Department prior to opening an outside account.  Incapital requires copies of duplicate account statements and trade confirmations for any outside brokerage account be sent to the Compliance Department.  The requirement to obtain prior approval of outside accounts also applies to investment advisory accounts.  Please also see the Code’s pre-clearance procedures discussed herein.

B.	Private Securities Transactions

Employees who seek to participate personally in any public or private offering of securities, or refer investment banking business to a non-affiliated firm for compensation must provide in writing the details of such transaction to the Legal and Compliance Department.  The Legal and Compliance Department will review the information and either approve or deny the request.  Any approvals may be subject to additional conditions to be met by the employee.

C.	Initial Public Offerings and Limited Offerings

No Access Person shall acquire a beneficial interest in a security in an initial public offering or a limited offering.

D.	Providing Gifts and Entertainment

An employee’s conduct in performing his or her daily responsibilities must be both uncompromised and objective. Therefore, employees interacting with any persons having dealings with Incapital must do so using consistent and unbiased standards.

Gifts may be provided to persons who have dealings with Incapital provided the gift does not exceed $100 in value per person (per year) and the gift is consistent with reasonable norms and is made in a manner of good taste.  Please note that the $100 annual gift limitation applies to Incapital and not individual employees of Incapital. Additionally, when providing entertainment (e.g. meals, sporting and theatrical events), the entertainment must be considered reasonable, not extravagant, and an Incapital employee must also attend the event.  In cases where the employee cannot attend, the entertainment will be considered a gift, and will fall under the $100 guideline (e.g., two sporting event tickets which value cannot exceed $100 per person). All gifts and/or entertainment provided by Incapital employees must comply with this policy.

E.	Outside Business Activities

Employees owe their primary duty of loyalty to Incapital. Employees of Incapital are not permitted to be employed in any business activities outside of the firm if such activities: 1) are similar to activities of Incapital (including, but not limited to, activities directly or indirectly relating to products and/or services offered by Incapital); 2) create a conflict of interest with respect to the employee’s duties and responsibilities within Incapital; or 3) require the employee to devote time away from their work day and responsibilities at Incapital.  Notwithstanding such prohibition, employees may only engage in outside business activities with the written permission of their Designated Supervisor and the Legal and Compliance Department.

F.	Confidential Information

It is the obligation of each and every employee to not only maintain material labeled as “confidential” in strict confidence but also refrain from deriving personal benefit from such information or providing the information to others so that they can derive some form of personal benefit.  Therefore, confidential information, whether oral or written, may not be circulated or discussed in the presence of unauthorized individuals.  Non-public information should only be discussed with authorized individuals who "need to know" such information.

G.	Trading with Inside Information

Congress has passed an insider trading statute known as the Insider Trading and Securities Fraud Enforcement Act of 1988 (the "1988 Act" or “ITSFEA”). Even though the 1988 Act has not defined insider trading, the consequences of a violation and the likelihood of enforcement, civil and criminal, are enhanced.

Generally speaking, insider information is material, non-public information relating to a public company or its securities. One test of materiality is whether a reasonable investor would attach importance to the information in determining whether to purchase, hold, or sell a security. An example of material, non-public information could include disclosure by an issuer that it will, at some future date, exercise a call provision related to a specified security, particularly if such security is then trading at a discount.

Buying or selling securities while in possession of such non-public information is prohibited. Illegal conduct includes not only purchasing or selling a security while in possession of material, non-public information, but also communicating such information (tipping) to someone else inside or outside of Incapital. Due to the fact that insider trading has not been specifically defined, extra care should be exercised whenever you buy or sell securities for your own account or in an account you control.

A violation of Incapital's policy on "trading with inside information" is considered serious and may lead to disciplinary action, including possible termination of employment. Such a breach may also violate federal and state civil and criminal statutes and may subject the individual to fines, imprisonment and monetary damages.

V. PRE-CLEARANCE AND REPORTING PROCEDURES

As part of the ongoing effort of Incapital, the Code regulates Personal Securities Transactions to detect and prevent conduct that may violate the general prohibitions outlined herein. A Personal Securities Transaction is a transaction in a security, other than an exempted security (as defined below), in which a person subject to this Code has a beneficial interest.

A.	Pre-Clearance Requirement

Except as provided below, all “Access Persons” must receive prior approval of their Personal Securities Transactions from the Compliance Department.  Personal Securities Transactions of the CCO must be approved by the General Counsel. Any approval shall be valid for three business days (subject to change from time to time).

Currently, certain defined employees of Incapital are deemed to be access persons.  The firm maintains a list of all Access Persons.  All other persons are prohibited from obtaining confidential non-public portfolio information.  If an employee of Incapital should come in contact with such confidential portfolio information they are required to immediately report to Compliance and their Designated Supervisor. At that time, a determination will be made regarding whether they are deemed “Access Persons”.

1.	Personal Securities Transaction Form

All requests for pre-clearance of Personal Securities Transactions must be made via an electronic form on the electronic online compliance system.

2.	Factors to Consider in Pre-clearing Personal Securities Transactions

The Compliance Department should consider:

i.	whether the security appears on Incapital's Watch and Restricted Lists
ii.	whether the investment opportunity should be reserved for a client

3.	Subsequent Disclosure by Access Person

If pre-clearance is granted, the Access Person must disclose the Personal Securities Transaction when he or she participates in any subsequent investment decision regarding the same issuer. In such circumstances, the decision to purchase or sell securities of the issuer will be subject to an independent review by the Compliance Department.

4.	Exempted Securities from Pre-Clearance

Access Persons do not need to seek pre-clearance for the following “exempted securities” transactions:

i.	Direct obligations of the Government of the United States;

ii.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Shares issued by open-end funds other than reportable funds; and

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds, as defined within the Investment Advisers Act of 1940.

B.	Reporting Requirements

1.	Holdings Reports

All Access Persons are required to submit to the Compliance Department, under the supervision of the Chief Compliance Officer, a report detailing current securities holdings as described in herein.  The holdings reports may be submitted in a written form, via a brokerage account statement or via the firm’s Online Compliance System.

i.	Content of holdings reports. Each holdings report must contain, at a minimum:

a.
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

b.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

c.	The date the access person submits the report.

ii.	Timing of holdings reports. All Access Persons must each submit a holdings report:

a.	No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

b.	At least once each 12-month period thereafter on a date you select, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

2.	Transaction Reports

All Access Person are required to submit a Quarterly Securities Transactions report to the Compliance Department as detailed herein.  The transactions reports may be submitted in a written form, on a brokerage account confirmation statement or via the firm’s Online Compliance System.

i.
Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

a.
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date the access person submits the report.

ii.
Timing of transaction reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

3.	Exceptions from Reporting Requirements.

The following are exceptions to the Holding Report and Transaction Reports requirements:

i.	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

ii.	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

iii.
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

VI. ENFORCEMENT OF CODE AND CONSEQUENCES FOR FAILURE TO COMPLY

A.
Certification. All persons subject to the Code shall certify that they have read and understood the Code and recognized that they are subject thereto, and that they have complied with the requirements of the Code.

B.	Review of Reports. The Designated Supervisor and/or the Compliance Department shall review all reports as defined by the Code and Policies and Procedures.

C.	Notification of Reporting Obligation. The Compliance Department shall update the list of Access Persons and Surveillance Analysts as necessary.

D.
Sanctions for Violations. Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, the Designated Supervisory Principal may impose sanctions as they deem appropriate, including but not limited to, a letter of censure, suspension or termination of the employment.

E.
Annual Review.  Pursuant to Rule 17j-1(c)(2)(ii), Incapital will at least annually review this Code of Ethics to determine whether it is reasonably designed to prevent persons subject to the Code from engaging in fraudulent activities prohibited by paragraph (b) of the rule. The Compliance Department will certify annually that Incapital has adopted procedures reasonably designed to violations of this Code of Ethics.

VII. RETENTION OF RECORDS

The firm’s Accounting Department, under the supervision of the Controller, shall maintain all records required under Rule 17j-1 of the 1940 Act and Rule 204A-1 under the Advisers Act for the periods required under the Rules.

VIII. AMENDMENT TO THIS CODE

An Investment Company Client's depositor or the board of trustees, as the case may be, must approve any material change to this Code no later than six months after the adoption of the material change.